NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Financial Statements
For the period January 1, 2009
through June 30, 2009

NVH I LP
(a Cayman Islands exempted limited partnership)
Index
June 30, 2009

Page(s)

Report of Independent Auditors 1

Consolidated Financial Statements

Consolidated Statement of Assets, Liabilities and Partners’ Capital 2

Consolidated Condensed Schedule of Investments 3–6

Consolidated Statement of Operations 7

Consolidated Statement of Changes in Partners’ Capital 8

Consolidated Statement of Cash Flows 9

Notes to Consolidated Financial Statements 10–21

Report of Independent Auditors

To the Partners of NVH I LP
(a Cayman Islands exempted limited partnership)

In our opinion, the accompanying consolidated statement of assets, liabilities and partners’ capital, including the consolidated condensed schedule of investments, and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of NVH I LP and its subsidiaries at June 30, 2009, and the results of their operations, the changes in their partners’ capital and their cash flows for the period January 1, 2009 through June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the General Partner.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

September 25, 2009

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Assets, Liabilities and Partners' Capital
June 30, 2009

(in U.S. dollars)
Assets
Investments in securities, at fair value (cost $1,115,186,511)	$1,297,747,414
Foreign cash (cost $132,669,799)	134,507,798
Cash and cash equivalents	86,951,605
Due from broker	21,972,939
Unrealized appreciation on equity access products, at fair value	6,193,871
Receivable for investments sold	5,946,924
Net unrealized appreciation on forward foreign currency contracts, at fair value	5,315,061
Dividends receivable	1,316,335
Total assets	$1,559,951,947
Liabilities and Partners’ Capital
Liabilities
Investments in securities sold short, at fair value (proceeds $10,186,665)	$6,748,939
Net unrealized depreciation on forward foreign currency contracts, at fair value	3,581,243
Payable for investments purchased	19,116,971
Accounts payable and accrued expenses	2,501,865
Capital withdrawals payable	1,536,449
Total liabilities	33,485,467

Commitments and Contingencies (Note 9)

Partners’ Capital
General partner	1,000
Limited partners	1,526,445,480
Total partners’ capital	1,526,466,480
Total liabilities and partners’ capital	$1,559,951,947

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Condensed Schedule of Investments
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)		Fair Value as a
		Percent of
	Fair	Total Partners’
Description	Value	Capital
Investments in Securities
Listed Common Stocks
India
Financial Services	$170,492,338	11.17%
Materials	85,188,071	5.58%
Software	69,395,677	4.55%
Diversified	66,087,602	4.33%
Infrastructure	65,596,333	4.30%
Chemicals, Agro	60,838,006	3.99%
Automobiles	54,960,571	3.60%
Construction	35,193,234	2.31%
Real Estate	34,542,188	2.26%
Textile	22,177,771	1.45%
Energy	21,109,728	1.38%
Utilities	21,060,000	1.38%
Food, Beverage	19,099,937	1.25%
Pharmaceuticals	18,748,285	1.23%
Telecom	18,219,238	1.19%
Auto Ancillaries	17,217,619	1.13%
Light Engineering	16,031,661	1.05%
Sugar	15,265,238	1.00%
Logistics	12,546,311	0.82%
Capital Goods	11,841,318	0.78%
Hotels	1,021,121	0.07%
Media	173,533	0.01%
Consumer Goods	134,070	0.01%
Total India listed common stocks (Cost $697,132,124)	836,939,850	54.84%
Brazil
Energy	1,009,337	0.07%
Total Brazil listed common stocks (Cost $1,005,603)	1,009,337	0.07%
United Kingdom
Real Estate	1,382,472	0.09%
Total United Kingdom listed common stocks (Cost $3,828,800)	1,382,472	0.09%
Total listed common stocks (Cost $701,966,527)	839,331,659	55.00%
Exchange Traded Funds
United States of America
Emerging Markets Funds	11,974,396	0.78%
Gold Funds	4,864,453	0.32%
Total United Stated States of America exchange traded funds (Cost $15,586,326)	16,838,849	1.10%

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Condensed Schedule of Investments
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)		Fair Value as a
		Percent of
	Fair	Total Partners’
Description	Value	Capital
Options Purchased
United States of America
Currency	$ 9,293,974	0.62%
Index	279,500	0.02%
Commodities	273,266	0.02%
Total United States of America options purchased (Cost $7,029,384)	9,846,740	0.66%
India
Index	768,308	0.05%
Total India options purchased (Cost $584,807)	768,308	0.05%
Total options purchased (Cost $7,614,191)	10,615,048	0.71%
Commercial Papers
India
Auto Ancillaries	5,862,150	0.38%
Materials	1,864,760	0.12%
Total India commercial papers (Cost $4,941,250)	7,726,910	0.50%
Investment Fund
India
Multi-Strategy Arbitrage Fund	5,068,364	0.33%
Total India investment fund (Cost $5,000,000)	5,068,364	0.33%
Private Investments
India
Non-Listed Common Stocks
Construction	24,381,535	1.60%
Financial Services	16,825,875	1.10%
Commercial Services	13,960,438	0.91%
Capital Goods	11,467,374	0.75%
Hotels	10,141,423	0.66%
Auto Ancillaries	4,630,881	0.30%
Media	4,069,042	0.27%
Software	1,810,655	0.11%
Total India non-listed common stocks (Cost $95,129,036)	87,287,223	5.70%
Listed Common Stocks (carried at exchange price)
Financial Services	28,382,003	1.86%
Logistics	14,223,114	0.93%
Software	5,728,211	0.38%
Retail	4,329,402	0.28%
Automobiles	3,392,130	0.22%
Textile	1,224,298	0.08%
Total India listed common stocks (Cost $76,806,590)	57,279,158	3.75%
Convertible Redeemable Preferred Stocks
Food, Beverage	12,678,420	0.83%
Textile	5,537,395	0.36%
Total India convertible redeemable preferred stocks (Cost $13,515,151)	18,215,815	1.19%

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Condensed Schedule of Investments
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)		Fair Value as a
		Percent of
	Fair	Total Partners’
Description	Value	Capital
Warrants
Software	$ 273,389	0.02%
Textile	-	0.00%
Financial Services	-	0.00%
Total India warrants (Cost $869,072)	273,389	0.02%
Real Estate
Silver Holdings Mauritius Limited, Kolkata, India	56,519,764	3.70%
Khajrana Ganesh (Mauritius) Limited, Gurgaon, India	44,733,744	2.93%
Carwel Estates Limited, Chennai, India	35,204,466	2.31%
NV Realty Private Limited, Pune, India	31,435,992	2.06%
NV Developers Private Limited, Thane, India	31,111,724	2.04%
Other	48,423,132	3.17%
Total India real estate (Cost $184,376,072)	247,428,822	16.21%
Investment Funds
India
Real Estate	5,227,200	0.34%
Total India investment fund (Cost $6,017,750)	5,227,200	0.34%
Malaysia
Financial Services	2,454,977	0.16%
Total Malaysia investment fund (Cost $3,364,546)	2,454,977	0.16%
Total India private investments (Cost $380,078,217)	418,166,584	27.37%
Total investments in securities (Cost $1,115,186,511)	$ 1,297,747,414	85.01%

Investments in Securities Sold Short
Exchanged Traded Funds
United States of America
Emerging Markets Fund	(6,143,005)	(0.41)%
Total United States of America exchanged traded funds (Proceeds $4,473,440)	(6,143,005)	(0.41)%
Options Written
United States of America
Currency	(243,023)	(0.02)%
Commodities	(97,660)	(0.01)%
Emerging Markets Fund	(52,500)	0.00%
Total United States of America options written (Proceeds $5,496,367)	(393,183)	(0.03)%
Indian
Software	(187,200)	(0.01)%
Index	(25,551)	0.00%
Total India options written (Proceeds $216,858)	(212,751)	(0.01)%
Total investments in securities sold short (Proceeds $10,186,665)	$ (6,748,939)	(0.45)%

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Condensed Schedule of Investments
For the Period January 1, 2009 through June 30, 2009

Fair Value as a
Percent of
Fair	Total Partners'
Value	Capital

(in U.S. dollars)	Unrealized Appreciation

Equity Access Products (a) (b)
India
Diversified	$ 4,469,901	0.29%
Financial Services	1,468,685	0.10%
Real Estate	110,545	0.01%
Textile	88,067	0.01%
Media	56,673	0.00%
Total India equity access products	6,193,871	0.41%
Unrealized appreciation on equity access products	$ 6,193,871	0.41%
Forward Foreign Currency Contracts (0.11% of total partners’ capital) (b)
Amount in Indian Rupees	Description	Maturities	Unrealized Appreciation (Depreciation)
59,184,510,000	US Dollar bought in exchange for Indian Rupee	7/8/2009-11/20/2009	$ 11,970,753
74,706,214,000	US Dollar sold in exchange for Indian Rupee	7/8/2009-11/20/2009	(10,236,935)
Net unrealized appreciation on forward foreign currency contracts	$ 1,733,818
Futures Contracts (b)
Number of Contracts	Description	Maturities	Unrealized Appreciation (Depreciation)
23	Various	Various	$ -

(a)  Equity access products are collateralized as discussed in Note 2.  The Master Fund’s agreements with its counterparties are generally for multi-year durations.

(b)  Derivative contracts may increase or decrease the Master Fund’s economic exposure to individual issuers, industry or market developments in addition to the amounts shown as unrealized appreciation/depreciation.
Industry Concentration of Investments in Securities and Equity Access Products greater than 5% of Total Partners’ Capital	Fair Value of Long Positions as a Percent of Total Partners’ Capital	Fair Value of Short Positions as a Percent of Total Partners’ Capital
Real Estate	18.90%	-
Financial Services	14.39%	-
Materials	5.70%	-
Software	5.06%	(0.01)%

Country Concentration of Investments in Securities and Equity Access Products greater than 5% of Total Partners’ Capital
India	83.52%	-

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Operations
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)
Investment income
Dividends (net of withholding taxes of $37,217)	$2,398,243
Interest	99,954
Total investment income	2,498,197

Expenses
Management fees	9,638,596
Professional fees	1,841,765
Other	163,921
Total expenses	11,644,282
Net investment loss	(9,146,085)
Realized and unrealized gain (loss) on investments
Net realized gain (loss) on
Investments in securities	(43,203,450)
Investments in securities sold short	(1,679,797)
Derivative transactions (including equity access products and futures contracts)	48,937,572
Foreign currency transactions (including forward foreign currency contracts)	(4,341,957)
Net realized loss	(287,632)
Net change in unrealized appreciation (depreciation) on
Investments in securities	371,741,896
Investments in securities sold short	2,696,888
Derivative transactions (including equity access products and futures contracts)	18,371,408
Foreign currency transactions (including forward foreign currency contracts)	3,005,262
Net change in unrealized appreciation	395,815,454
Net realized and unrealized gain on investments	395,527,822
Net increase in partners’ capital resulting from operations	$386,381,737

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Changes in Partners’ Capital
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)

	General	Limited
	Partner	Partners	Total

Partners' capital, January 1, 2009	$1,000	$1,141,752,663	$1,141,753,663
Capital contributions	-	1,125,000	1,125,000
Capital withdrawals	-	(1,420,280)	(1,420,280)
Deemed distributions	-	(1,373,640)	(1,373,640)
Allocation of net increase in partners’ capital
resulting from operations	-	386,381,737	386,381,737
Partners' capital, June 30, 2009	$1,000	$1,526,465,480	$1,526,466,480

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Cash Flows
For the Period January 1, 2009 through June 30, 2009

(in U.S. dollars)
Cash flows from operating activities
Net increase in partners' capital resulting from operations	$386,381,737
Adjustments to reconcile net increase in partners' capital resulting from operations to net cash used by operating activities:
Purchases of securities and equity access products	(1,074,182,904)
Payments to cover securities sold short	(50,670,162)
Proceeds from sales of securities and equity access products	936,516,964
Proceeds from securities sold short	58,298,528
Proceeds from closeouts of futures contracts	58,569,643
Payments on forward foreign currency contracts	(4,341,957)
Increase in operating assets:
Due from broker	(13,355,546)
Dividends receivable	(952,909)
Increase in operating liabilities:
Accounts payable and accrued expenses	2,364,757
Net change in unrealized appreciation on investments in securities and derivative transactions	(390,113,304)
Net change in unrealized appreciation of investments in securities sold short	(2,696,888)
Net change in unrealized appreciation on forward foreign currency contracts	111,729
Net realized gain on investments in securities and derivative transactions	(5,734,122)
Net realized gain on investments in securities sold short	1,679,797
Net realized gain on foreign currency transactions	4,341,957
Net cash used by operating activities	(93,782,680)
Cash flows from financing activities
Capital contributions, net of change in capital contribution receivable	1,525,000
Capital withdrawals, net of change in capital withdrawals payable	(48,936,031)
Deemed distributions	(1,373,640)
Net cash used by financing activities	(48,784,671)
Net decrease in cash and cash equivalents	(142,567,351)
Cash and cash equivalents (including foreign cash)
Beginning of period	364,026,754
End of period	$221,459,403

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

1.Organization

NVH I LP (the “Master Fund”) is a Cayman Islands exempted limited partnership which commenced operations on November 8, 2004.  The Master Fund is governed by its agreement of limited partnership dated January 7, 2006 (the "Partnership Agreement").

The investment manager of the Master Fund is New Vernon Advisers LP (the “Investment Manager”), a Delaware limited liability partnership.  The Investment Manager is responsible for the investment decisions of the Master Fund and also assists with certain administrative functions.  The General Partner of the Master Fund is New Vernon Management LLC (the “General Partner”), a Delaware limited liability company.  The General Partner manages the business and affairs of the Master Fund and is affiliated with the Investment Manager.

The consolidated financial statements of the Master Fund represent the financial position and results of operations of the Master Fund, and its wholly-owned Mauritian subsidiaries: New Vernon India Limited, New Vernon Private Equity Limited and New Vernon Mauritius (collectively, the “Mauritius Companies”).

The Master Fund operates under a “master fund/feeder fund” structure where its limited partners invest substantially all of their assets in the Master Fund.  At June 30, 2009, New Vernon Holdings LP (“Holdings”) and New Vernon India Fund LP held interests in the partners’ capital of the Master Fund of 52.26% and 47.74%, respectively.  Holdings has two limited partners: New Vernon India (Cayman) Fund LP and New Vernon India (Cayman) Fund II LP, which own indirect interests in the partners’ capital of the Master Fund of 25.30% and 23.43%, respectively, at June 30, 2009.

New Vernon India (Cayman) Fund LP, New Vernon India (Cayman) Fund II LP and New Vernon India Fund LP are collectively called the “Feeder Funds”.  The limited partners of the Feeder Funds are referred to as the “Limited Partners”.

Nature of Investments
The Master Fund’s primary investment objective is to seek to earn a superior risk-adjusted return primarily through investments in a selection of Indian companies, Indian real estate projects and other assets.  Investments are primarily equity or equity related and may be structured either through direct or synthetic ownership.  “Indian Companies” are companies that: (i) are organized under the laws of India; (ii) have securities which are traded principally on any Indian stock exchange or in the Indian over-the-counter market; or (iii) are located outside of India and have the potential to benefit from access to Indian operations, markets, technologies, workforce or other capabilities.  “Indian Real Estate Projects” include the development and management of commercial, industrial and/or residential real estate and hospitality projects located within India.  The Master Fund may also invest up to 15% of total capital commitments of the Limited Partners in securities of issuers organized, having their principal place of business, or principal trading market in Hong Kong, Indonesia, Malaysia, Singapore, South Korea, Taiwan, Thailand, Japan, Sri Lanka, Pakistan, People’s Republic of China, Bangladesh, Vietnam or the Philippines as well as emerging market countries throughout Asia and elsewhere.

The Master Fund may also invest in other special investment opportunities.  Additionally, the Master Fund is authorized to use various investment strategies (across instruments, including but not restricted to, currency forwards, futures, options and other financial instruments) to seek to manage various market risks.  The Master Fund may also, from time to time, sell securities short without limitation.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

    The General Partner may designate up to 40% of total capital commitments of the Limited Partners as "Designated Investments" (termed “Private investments” in the consolidated condensed schedule of investments) because they will be, in the view of the General Partner, long term, illiquid or without a readily ascertainable market value.

2.Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies followed by the Master Fund in the preparation of its consolidated financial statements.  The policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements.  In particular, estimates are made relating to the fair value of securities (including Private Investments) and derivatives.  Actual results could differ from those estimates and such differences could be material to the Master Fund's financial statements.

Consolidation
The Master Fund consolidates its wholly-owned subsidiaries.  Intercompany accounts and transactions have been eliminated.

Investment Transactions
Investment and contractual transactions are recorded on a trade/contract date basis.  Realized gains and losses on security transactions are determined on the specific identification cost basis.

Investment Valuation
In general, when investments are listed on an established securities exchange or traded in the over-the-counter market (“OTC”), the Master Fund will value them at their last available public sale price.  Investments in investment funds will be valued at the fair value reported by such investment fund.  At June 30, 2009, the Master Fund held $28,235,268 of listed common stocks where the Master Fund's holdings relative to the average daily trading volume of these common stocks or underlying common stocks was 20 days or greater.

At June 30, 2009, $57,279,158 of investments consists of securities included in Designated Investments which are valued at the last available public sales price.

The Master Fund enters into equity access products.  Equity access products are OTC contracts that are valued at contractual terms based upon the last available public sale price of the underlying listed common stock.

The Master Fund may buy or write put and call options through listed exchanges and the OTC market.  The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specified security or currency at a specified price prior to or on a specified expiration date.  The writer of an option is exposed to the risk of loss if the market price of the underlying securities or currencies decreases (in the case of a put option) or increases (in the case of a call option).  The writer of an option can never profit more than the premium paid by the buyer but can lose an unlimited amount in the case of a written call option and can lose the difference between the strike price and zero in the case of a written put option.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

Premiums received from writing options are recorded as liabilities.  If the value of a written option exceeds the premiums received, the excess is treated as an unrealized loss.  Conversely, if a premium exceeds the value, the excess, to the extent of premiums received, is treated as a unrealized gain.  When a written option expires on its stipulated expiration date or when the closing transaction is entered into, the related liability is extinguished and the Master Fund realizes a gain (or loss if the cost of the closing transaction exceeds the premium received when the option was written).  When an option is purchased, an amount equal to the premium paid is recorded as an investment and subsequently adjusted to the current value.  If the value of a purchased option exceeds the premium paid, the excess is treated as an unrealized gain.  Conversely, if the premium exceeds the value, the excess, to the extent of premiums paid, is treated as an unrealized loss.  When a purchased option expires on its stipulated expiration date or when a closing transaction is entered into, the premium paid on the purchase of the option is treated by the Master Fund as a realized loss.

Options listed on a national securities exchange are fair valued at their last available public sale price.  Investments in OTC option contracts are fair valued using one or more indicative quotations from financial institutions.

Forward foreign currency contracts are fair valued using forward rates obtained from recognized market information providers.  Futures contracts are traded on exchanges and are fair valued at their last available sale price.

Designated Investments are stated at fair value as determined in good faith by the General Partner (in consultation with the Investment Manager and where deemed appropriate by the Investment Manager,  receipt of third party prepared appraisals).  At June 30, 2009, there were 35 Designated Investments with an aggregate fair value of $418,166,584.  The largest individual Designated Investment at June 30, 2009 had a fair value of $56,519,764.  At June 30, 2009, $18,215,815 consist of convertible securities valued using a discounted redemption value plus the fair value of the embedded option within such securities, if applicable.  For the remaining Designated Investments of $342,671,611 (which excludes Designated Investments of $57,279,158 fair valued at their last available public sale price), generally the General Partner (in consultation with the Investment Manager and where deemed appropriate by the Investment Manager, upon receipt of third party prepared appraisals) will initially fair value such investments at cost and will adjust the fair values to reflect meaningful third-party transactions in the private equity market, a significant change in the financial condition or operating performance of the investment, or other pertinent developments that otherwise warrant a change in the fair valuation of the investment.  Factors considered in fair valuing individual investments include, without limitation, available market prices, type of security, purchase price, purchases of the same or similar securities by other investors, marketability, restrictions on disposition, yield-to-maturity, current financial position and operating results and other pertinent information.  Real estate investments are fair valued considering various market, income and cost approaches.

Notwithstanding the foregoing, if in the reasonable judgment of the General Partner (in consultation with the Investment Manager), in its sole discretion, the listed or quoted price for an investment held by the Master Fund does not represent the fair value of such security or where price quotations are not readily available or where prices received are not deemed appropriate, such investment shall be valued at fair value as determined by the General Partner (in consultation with the Investment Manager).

Although the General Partner (in consultation with the Investment Manager and receipt of third party prepared appraisals) uses its best judgment in estimating the fair value of investments, there are inherent limitations in any estimation technique.  The fair value estimates presented herein are not necessarily the amount that the Master Fund could realize in a current transaction.  Future confirming events will

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

also affect the estimates of fair value and the effect of such events on the estimates of fair value, including the ultimate liquidation of investments, could be material to the consolidated financial statements.  At June 30, 2009, total securities fair valued by the General Partner (in consultation with the Investment Manager) were $360,887,426 (which excludes Designated Investments of $57,279,158 valued at their last available public sale price) and represented 23.64% of total partners’ capital.  In addition, at June 30, 2009, $28,235,268 listed common stocks representing 1.85% of total partners’ capital, respectively, consisted of holdings of 20 days or greater relative to the average daily trading volume of such common stocks or underlying common stocks.

Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to level 1 measurements, which include unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets and liabilities.  The next priority is given to level 2 measurements, which include quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly.  The lowest priority is given to level 3 measurements, which includes prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

The following table sets forth the Master Fund’s investments by level within the fair value hierarchy at June 30, 2009:

	Level 1	Level 2	Level 3	Total

Investments in securities:
Listed common stocks	$839,331,659	$-	$-	$839,331,659
Exchange traded funds	16,838,849	-	-	16,838,849
Options purchased	1,047,810	9,567,238	-	10,615,048
Bonds	7,726,910	-	-	7,726,910
Investment fund	-	-	5,068,364	5,068,364
Private investments:
Non-listed common stocks	-	-	87,287,223	87,287,223
Listed common stocks	57,279,158	-	-	57,279,158
Convertible redeemable preferred stock	-	-	18,215,815	18,215,815
Warrants	-	273,389	-	273,389
Real estate	-	-	247,428,822	247,428,822
Investment funds	-	-	7,682,177	7,682,177
	922,224,386	9,840,627	365,682,401	1,297,747,414
Investments sold short:
Exchange trade funds	(6,143,005)	-	-	(6,143,005)
Options written	(265,251)	(340,683)	-	(605,934)
	(6,408,256)	(340,683)	-	(6,748,939)
Unrealized appreciation on equity access products	-	6,193,871	-	6,193,871
Net unrealized appreciation on forward currency contracts	-	5,315,061	-	5,315,061
Net unrealized depreciation on forward currency contracts	-	(3,581,243)	-	(3,581,243)
Total	$915,816,130	$17,427,633	$365,682,401	$1,298,926,164

Cash equivalents- money market fund	$32,044,883

The following table sets forth a summary of changes in the fair value of the Master Fund’s level 3 investments for the period January 1, 2009 through June 30, 2009:

	Investments in Securities
			Private Investments
	Investment Fund	Commercial Paper	Non-Listed Common Stocks	Convertible Redeemable Preferred Stock	Real Estate	Investment Funds	Totals

Balance, beginning of period	$-	$36,784,052	$77,409,755	$14,683,235	$228,647,980	$5,838,866	$363,363,888
Net purchases and dispositions	5,000,000	(39,590,610)	-	-	13,287,030	2,244,546	(19,059,034)
Net realized gain (loss) on investments in securities	-	1,056,333	-	-	(6,170)	-	1,050,163
Net change in unrealized appreciation (depreciation) on investments in securities	68,364	1,750,225	9,877,468	3,532,580	5,499,982	(401,235)	20,327,384
Transfers in and out	-	-	-	-	-	-	-
Balance, end of period	$5,068,364	$-	$87,287,223	$18,215,815	$247,428,822	$7,682,177	$365,682,401

Net change in unrealized appreciation (depreciation) from investments still held at the end of the period	$68,364	$-	$9,877,468	$3,532,580	$5,493,812	$(401,235)	$18,570,989
Gains from investments disposed of during the period	-	2,806,558	-	-	-	-	2,806,558
	$68,364	$2,806,558	$9,877,468	$3,532,580	$5,493,812	$(401,235)	$21,377,547

All net realized and unrealized gains (losses) in the table above are reflected in the accompanying consolidated statement of operations.  Net unrealized appreciation (depreciation) relates to those financial instruments held by the Master Fund at June 30, 2009.

The Master Fund adopted Financial Accounting Standards Board’s (“FASB”) SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities which requires enhanced disclosures about an entities’ derivative and hedging activities.  For purposes of SFAS No. 161, the Master Fund’s derivative instruments are designated as non-hedging instruments.

The following table sets forth the Master Fund’s fair value of derivative instruments at June 30, 2009 as presented in the consolidated statement of assets, liabilities and partners’ capital:

Fair Value
Investments in securities:
Options purchased:
Foreign exchange contracts	$9,293,974
Equity contracts	1,047,808
Commodity contracts	273,266
10,615,048
Unrealized appreciation on equity access products:
Equity contracts	6,193,871
Net unrealized appreciation on forward foreign currency contracts:
Foreign exchange contracts	5,315,061
Net unrealized depreciation on forward foreign currency contracts:
Foreign exchange contracts	(3,581,243)
Investments sold short:
Options written:
Foreign exchange contracts	(243,023)
Equity contracts	(265,251)
Commodity contracts	(97,660)
(605,934)

Net derivatives	$17,936,803

The following table sets forth the Master Fund’s realized and unrealized gain (loss) on derivative instruments for the period January 1, 2009 through June 30, 2009 as presented in the consolidated statement of operations:

	Net Realized Gain (Loss)		Net Change in Unrealized Appreciation (Depreciation)

Net realized gain (loss) on derivative transactions:		Net change in unrealized appreciation (depreciation) on derivative transactions:
Options purchased:		Options purchased:
Equity contracts	$(10,056,178)	Equity contracts	$3,824,728
Foreign exchange contracts	-	Foreign exchange contracts	5,035,600
Commodity contracts	-	Commodity contracts	(109,140)
Futures contracts:		Futures contracts:
Equity contracts	56,843,065	Equity contracts	-
Equity access products	464,953	Equity access products	5,222,983
Options written:		Options written:
Equity contracts	1,685,732	Equity contracts	314,105
Foreign exchange contracts	-	Foreign exchange contracts	4,015,352
Commodity contracts	-	Commodity contracts	67,780
Net realized gain (loss) on foreign currency transactions:		Net change in unrealized (appreciation) depreciation on foreign currency transactions:
Foreign exchange contracts	(122,959)	Foreign exchange contracts	(111,729)

	$48,814,613		$18,259,679

Income and Expense Recognition
Interest income is recorded on the accrual basis.  Dividend income is recognized on the ex-dividend date net of any withholding tax.  Other operating expenses are recorded on the accrual basis as incurred.  Expenses incurred in connection with the purchase of Designated Investments are included as a component of each of the investment's cost.

Income Taxes
No provision has been made in the accompanying financial statements for U.S. income taxes.  The Master Fund is not subject to such taxes; individual partners may be taxed on their proportionate share of the Master Fund’s income based on their individual circumstances.

The Master Fund is a Cayman Islands exempted limited partnership. Under the current laws of the Cayman Islands, there is no income, estate, transfer, sale or other taxes payable by the Master Fund.  The Master Fund trades stocks and securities for its own account and, as such, is generally not subject to

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

U.S. tax on such earnings (other than certain withholding taxes indicated below).  The Investment Manager intends to conduct the business of the Master Fund to the maximum extent practicable so that the Master Fund’s activities do not constitute a U.S. trade or business.  Dividends as well as certain interest and other income received by the Master Fund from sources within the United States may be subject to, and reflected net of, United States withholding tax at the rate of 30%.  Interest, dividend and other income realized by the Master Fund from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced.

The Master Fund conducts its investment activities in India through the Mauritius Companies which are tax residents of Mauritius and expect to obtain benefits under the double taxation treaty between Mauritius and India.  To obtain benefits under the double taxation treaty, the Mauritius Companies must meet certain tests and conditions, including the establishment of Mauritius tax residence and related requirements.  The Mauritius Companies have obtained certificates from the Mauritian authorities that they are residents of Mauritius.  Under the tax treaty a tax resident of Mauritius that has no permanent establishment in India will not be subject to tax on gains or profits in India on the sale of securities or tax on dividends paid by Indian companies.  Management believes that the Mauritius Companies qualify to obtain the benefits of the tax treaty and, accordingly, no provision for Indian income taxes has been made in the consolidated financial statements of the Master Fund.

The Master Fund files U.S. Federal income tax returns as well as returns in certain foreign jurisdictions.  With few exceptions, the Master Fund is no longer subject to income tax examinations by tax authorities for years before 2005.  There are currently no examinations being conducted of the Master Fund by the Internal Revenue Service or any other taxing authority.

The Master Fund recognizes interest and penalties related to the underpayment of income taxes in operating expenses; however, during the period January 1, 2009 through June 30, 2009, no such interest and penalties were incurred.

The Master Fund follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB No. 109, which requires the General Partner to determine whether a tax position of the Master Fund is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation by the applicable taxing authority, based on the technical merits of the position.  The tax benefits to be recognized are measured as the largest amount of benefit that is greater fifty percent likely of being realized upon ultimate settlement which could result in the Master Fund recording a tax liability that would reduce partners’ capital.  The Master Fund did not have any unrecognized tax benefits resulting from tax positions related to either the period January 1, 2009 through June 30, 2009 or prior periods.  The General Partner does not expect any change in unrecognized tax benefits within the next year.

Cash and Cash Equivalents
Cash and cash equivalents include cash held on deposit and short-term investments with an original maturity of three months or less.  Cash equivalents are recorded at cost plus accrued interest which

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

approximates fair value.  Additional information on cash receipts and payments is presented in the consolidated statement of cash flows.  The Master Fund maintains its cash balances with one or more financial institutions.  The Master Fund is subject to credit risk should any of these financial institutions be unable to fulfill their obligations.

Foreign Currency Translation
The books and records of the Master Fund are maintained in U.S. dollars.  The fair value of investments and other assets and liabilities are translated at the prevailing exchange rates at the end of the period.  Purchases, sales, income and expenses are translated at the exchange rates prevailing on the respective dates of such transactions.  Net realized gain or loss on foreign currency transactions arises from the close out of forward foreign currency contracts and from currency gains or losses realized on non investment related assets and liabilities.  Net change in unrealized appreciation or depreciation on foreign currency arises from changes in the values of assets and liabilities, other than investments, resulting from changes in exchange rates and forward foreign currency contracts.  The Master Fund does not isolate the portion of realized and unrealized gain or loss on investments arising as a result of changes in foreign exchange rates on investments from the fluctuations arising from changes in the fair value of investments.

Foreign Currency Contracts
The Master Fund may enter into forward and spot foreign currency contracts.  A forward foreign currency contract is an agreement to buy or sell currencies of different countries on a specified future date at a specified rate.

The fair value of the contract will fluctuate with changes in currency exchange rates.  Contracts are fair valued daily at the current forward rates obtained from recognized market information providers, and the change in the fair value is recorded by the Master Fund as unrealized appreciation or depreciation of foreign currency contracts.  Realized gains or losses equal to the difference between the fair value of the contract at the time it was opened and the fair value at the time it was closed are recorded upon delivery or receipt of the currency or, if a foreign currency contract is offset by entering into another foreign currency contract with the same broker, upon settlement of the net gain or loss.  Unrealized gains and losses are reported as assets or liabilities.

Equity Access Products
The Master Fund enters into equity access products which are leveraged equity positions.  The leverage inherent in these instruments is provided by the counterparty (Morgan Stanley & Co. Incorporated at June 30, 2009).  Interest earned on equity access product collateral is recorded as interest income.  Expenses on the financing underlying the equity access products are recorded as part of realized and unrealized gain or loss on investments.  A realized gain or loss is recorded upon termination of an equity access product.  Unrealized gains and losses are reported as assets or liabilities.

Futures Contracts
The Master Fund may enter into security index, financial and commodity futures contracts.  Upon entering into a futures contract, the Master Fund is required to deposit an amount equal to a certain percentage of the contract value.  On a daily basis and on the expiration date, payments are made or received by the Master Fund reflecting the aggregate change in the fair value of the contract.  Upon the closing of a contract, the Master Fund will recognize a realized gain or loss.  Unrealized gains and losses are reported as assets or liabilities.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

Margin Deposits with Brokers
Margin deposits held with the Master Fund’s brokers earn interest at a negotiated rate and are pledged as collateral for equity access products and securities sold short.  At June 30, 2009, equity access products had aggregate leverage of approximately $15,700,000 and securities sold short had an aggregate fair value of approximately $6,700,000.  At June 30, 2009, broker margin deposits were $21,972,939 and are reflected in the consolidated statement of assets, liabilities and partners’ capital as Due from Broker.

Netting of Derivatives
The Master Fund nets realized and unrealized gains and losses by counterparty and product type in accordance with the provisions of FASB Interpretation No. 39.

Financial Instruments
All assets and liabilities classified as financial instruments under SFAS 107: Disclosures about Fair Value of Financial Instruments are reported at fair value.

Capital Contributions and Withdrawals
Capital contributions are recognized when received.  Withdrawals are recognized as liabilities when amounts requested in the withdrawal notice become fixed, which generally occurs on the last day of a fiscal period.  As a result, withdrawals paid after the end of the year, but based upon year-end partners’ capital values, are reflected as capital withdrawals payable at the end of the year.  Withdrawal notices received for which the dollar is not fixed remain in capital until the partners’ capital value used to determine the withdrawals amounts are determined.

3.Related Party Transactions

Certain Limited Partners of the Feeder Funds are affiliated with the Investment Manager or the General Partner.  At June 30, 2009, total capital contributed and committed to by such affiliated Limited Partners was $43,569,000.

4.Management Fees

The Mauritius Companies pay the Investment Manager an annual management fee calculated and paid quarterly equal to the sum of 0.5% of their quarterly net asset values.  Management fees are charged on the cost basis or written down value of Designated Investments.  The management fees paid by the Mauritius Companies are reflected in these consolidated financial statements as management fee expense which was $9,863,596 for the period January 1, 2009 through June 30, 2009.

5.Incentive Allocation

No General Partner incentive allocations are made at the Master Fund level.  Such allocations are made at the Holdings and Feeder Funds level.

6.Administrator

The Master Fund entered into an administration agreement with Citi Hedge Fund Services (Cayman), Ltd. (the “Administrator”).  Subject to the General Partner’s supervision, the Administrator handles among other things, maintaining the Master Fund’s books and records and processing capital transactions.  The Master Fund pays the Administrator a fee for these services, approximately $150,000

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

for the period January 1, 2009 through June 30, 2009, which is included in professional fees in the consolidated statement of operations.

7.Partners’ Capital

Capital Contributions and Withdrawals
The Master Fund accepts contributions and withdrawals from the Feeder Funds quarterly or at such other times as the General Partner decides.

At June 30, 2009, the Limited Partners had total capital commitments of $1,166,015,000, all of which has been contributed to the Feeder Funds.

Capital withdrawals payable in the consolidated statement of assets, liabilities and partners’ capital represent capital withdrawals effective June 30, 2009.

Allocation of Net Profits and Net Losses
The net profits and net losses of the Master Fund are allocated to Holdings and the Feeder Funds in proportion to relative capital interests on a quarterly basis and at such other times when capital transactions occur.  The General Partner does not receive an allocation of net profit or net loss at the Master Fund level.

During the period ended June 30, 2009, all expenses were recorded by the Master Fund and allocated to Holdings and the Feeder Funds based on their proportionate share of the Master Fund, except for direct management fees charged to the Feeder Funds.

The Master Fund pays management fees to the Investment Manager on behalf of Holdings and the Feeder Funds.  For the period January 1, 2009 through June 30, 2009, the Master Fund paid $1,373,640 of these management fees.  The payment of such fees on behalf of the Feeder Funds was effected by deemed distributions of an equivalent amount.

Distributions
The Master Fund does not generally intend to pay distributions.  During the period January 1, 2009 through June 30, 2009, there were deemed distributions to Holdings and the Feeder Funds related to management fees the Master Fund paid on their behalf.

8.Risks

The following summary of certain risk factors is not intended to be a comprehensive summary of all risks inherent in investing in the Master Fund.

An investment in the Master Fund is highly speculative and involves a high degree of risk due to the nature of the Master Fund’s investments and the strategies employed.  There can be no assurance that the investment objectives of the Master Fund will be achieved.

The Master Fund has elements of risk not typically associated with investments in the United States as it is concentrated in India at June 30, 2009.  Such additional risks include, but are not limited to, political or economic conditions in India or the possible imposition of adverse governmental laws or currency exchange restrictions which could cause the securities and their market to be less liquid and prices more volatile than those comparable to the United States.  Indian or Mauritian tax law and the tax treaty

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

between India and Mauritius are subject to change which may have an adverse impact on the Master Fund.  Because certain markets and instruments in which the Master Fund invests are volatile and may be illiquid or the Master Fund’s holdings of listed common stocks relative to the average daily trading volume of these common stocks is significant, the prices which may be realized upon disposition of certain listed common stocks and related equity access products may differ from the Master Fund’s carrying value.  Designated Investments by their nature can be long-term, illiquid, restricted as to their resale or without a readily ascertainable market value.  Such investments can take a significant period of time to reach a state of maturity at which liquidation can be considered.  At June 30, 2009, the fair value of Designated Investments was $360,887,426 (which excludes Designated Investments of $57,279,158 valued at their last available public sale price).  As discussed in Note 2, such fair value may not be ultimately realizable and the difference to the carrying values reported in the consolidated condensed schedule of investments could be material to the consolidated financial statements.  Also discussed in Note 2, equity access products have inherent leverage which magnifies the effect of any underlying security price change on the Master Fund's capital.

Real estate investments are subject to various risk factors.  Generally, real estate investments could be adversely affected by a recession or general economic downturn where the properties are located.  Real estate investment performance is also subject to the success that a particular property manager has in managing the property.

The Master Fund clears substantially all of its securities purchases and sales and maintains its foreign currency positions and forward contracts through Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, or CitiGroup, the “Prime Brokers”, pursuant to clearance agreements.  Substantially all foreign currency, listed and unlisted securities, equity access products, options and forward contracts are maintained with the Prime Brokers and may be held by the Prime Brokers as collateral.  The Master Fund is subject to credit risk to the extent that the Prime Brokers may be unable to fulfill their obligations either to return the Master Fund’s securities or repay amounts owed.  Collateral requirements for open derivative positions (including equity access products and forward contracts) can change rapidly based on market conditions and can result in additional collateral calls or sales of collateral.

In the normal course of its business, the Master Fund trades various financial instruments and enters into certain investment activities with off-balance sheet risk.  These financial instruments include futures, forwards, equity access products, options and short sales.  Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments may affect the fair value of the contracts and such effects may be in excess of the amounts recognized in the consolidated statement of assets, liabilities and partners’

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2009

capital.  Short sales and written call options have unlimited risk.  The contract or notional amounts of these derivative instruments reflects the Master Fund’s extent of involvement in the particular class of financial instruments and does not represent amounts subject to risk of loss.  The Master Fund is exposed to credit risk associated with counterparty nonperformance to the extent of unrealized gains inherent in such contracts at the date of default.

The Master Fund may invest in securities or maintain cash denominated in currencies other than the U.S. dollar.  The Master Fund is exposed to risk that the exchange rate of the U.S. dollar relative to other currencies may change in a manner, which has an adverse affect on the reported value of the Master Fund’s assets and liabilities denominated in currencies other that the U.S. dollar.  The Master Fund has significant exposure to the Indian Rupee at June 30, 2009.

Legal, tax and regulatory changes could occur during the term of the Master Fund that may adversely affect the Master Fund.  The regulatory environment for hedge funds is evolving, and changes in the regulation of hedge funds may adversely affect the fair value of investments held by the Master Fund and the ability of the Master Fund to obtain the leverage it might otherwise obtain or to pursue its trading strategies.  In addition, securities and futures markets are subject to comprehensive statutes, regulations and margin requirements.  Regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies.  The regulation of derivative transactions and short selling and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial actions.  The effect of any future regulatory change on the Master Fund could be substantial and adverse.

Credit risks associated with cash and cash equivalents is discussed in Note 2.

Market risk is influenced by the nature of the items included in a particular category of financial instruments and by the relationship among various external factors.

At June 30, 2009, the Master Fund was concentrated in India and the industries listed in the consolidated condensed schedule of investments.

As discussed in Note 1, the Investment Manager provides investment management services to the Master Fund.  The Master Fund could be materially affected by the actions and liquidity of the Investment Manager.

As discussed in Note 1, the Master Fund’s investors are Holdings and the Feeder Funds.  The Master Fund could be materially affected by the actions of Holdings and the Feeder Funds or their underlying investors.  At June 30, 2009, the Feeder Funds had limited partners with individually significant capital balances including New Vernon India (Cayman) Fund LP which had one limited partner.

9.Commitments and Contingencies

In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications.  The Master Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred.  The General Partner expects the risk of loss to be remote.

The Master Fund makes certain commitments to invest in private investments.  Unfunded commitments at June 30, 2009 amounted to approximately $52,800,000.

10.Financial Highlights

The following financial highlights are for the period January 1, 2009 through June 30, 2009.  Such results are not predictive of future performance.

Total Return (1) (2) 33.88%

Ratios to weighted average limited partners’ capital (2)

Net investment loss(0.77)%

Total expenses0.99%

(1)
Total return is calculated for the limited partners taken as a whole.  Total return is calculated based on the change in partners’ capital (adjusted for the effects of any capital contributions or withdrawals) for the current period only and, therefore does not reflect the history-to-date of the return of the Master Fund.  An individual limited partner’s return may vary from these returns based on such factors as the timing of capital transactions and Holding and Feeder Fund level income and expenses and incentive allocations.

(2)
Not annualized.  The ratios of net investment loss and total expenses to average limited partners’ capital on an annualized basis are (1.55)% and 1.97%, respectively.  These ratios are calculated based on average limited partners’ capital.

11.Subsequent Events

For the period July 1, 2009 through September 25, 2009, which is the date the financial statements were issued, the Master Fund received total capital contributions of $13,600,000.